EXHIBIT 99.2

Peter Ruzicka

Riverstone Networks

(408) 878-6756

pruzicka@riverstonenet.com

RIVERSTONE NETWORKS UPDATES STATUS OF NASDAQ LISTING

SANTA CLARA, Calif., September 9, 2003 – Riverstone Networks, Inc. (Nasdaq: RSTNE) today announced that it had received notice from The Nasdaq Stock Market that its stock will be delisted from the Nasdaq National Market effective as of the opening of the market on Thursday, September 11, 2003.

Riverstone currently intends to appeal the decision to the Nasdaq Listing and Hearing Review Council. This appeal will not stay delisting and Riverstone cannot predict whether or not the Listing Council will modify or reverse the decision.

Following delisting, Riverstone’s common stock may become quoted in the Pink Sheets upon application by a market maker. Riverstone common stock will not be eligible to trade on the OTC Bulletin Board until Riverstone becomes current in all of its periodic reporting requirements pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and a market maker thereafter makes an application to register in and quote the Riverstone common stock in accordance with applicable SEC requirements.

As previously announced, the review of Riverstone’s accounting practices by a special committee of the board of directors is ongoing. Riverstone is attempting to conclude its review and issue any restatements promptly, but it presently cannot state with any certainty when this will occur.

About Riverstone Networks

Riverstone Networks, Inc. (Nasdaq: RSTNE) provides carrier class switches and routers for mission critical networks. From the metropolitan edge to the campus network, Riverstone’s advanced technology delivers the control and reliability carriers, government organizations, educational institutions and large corporations require. Worldwide, operators of mission critical networks trust Riverstone. For more information, please visit www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including Riverstone’s plans to appeal the Nasdaq delisting, the possibility that the stock may become quoted in the Pink Sheets, and the timing of any restatement and the filing of its Form 10-K and 10-Q, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include changes in the scope and nature of the Securities and Exchange Commission’s inquiry and/or investigation, the results and effect of the accounting practices review, the effect of the company’s failure to file timely its Form 10-K and Form 10-Q, the ability of the company to file its Form 10-K and Form 10-Q, the possibility that The Nasdaq Stock Market will decline the company’s appeal, whether the company’s outstanding convertible notes would be subject to accelerated repayment under the terms of the indenture governing the notes, the impact of the restatement on the company’s financial results, and the effects of delisting, including as to the company’s business, the market price of, and the liquidity of the trading market for, the company’s common stock, the company’s ability to grant and permit the exercise of stock options and the application of the California Corporations Code to the company despite its incorporation in Delaware, and the risks detailed from time to time in the company’s SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and amended current report on Form 8-K/A dated August 26, 2003. The company disclaims any intent or obligation to update or revise these forward looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.